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                                                                   EXHIBIT 10.18


                      SYNTHETIC COMPOUND PURCHASE AGREEMENT


         This Synthetic Compound Purchase Agreement ("Agreement"), is effective as of June 25, 1997 ("Effective Date"), by and between Microcide Pharmaceuticals, Inc. ("Microcide"), a Delaware corporation, with its principal place of business located at 850 Maude Avenue, Mountain View, California, 94043, U.S.A. and Daiichi Pharmaceutical Co., Ltd. ("Daiichi"), a Japanese corporation, with its offices located at 16-13, Kitakasai 1-chome, Edogawa-Ku, Tokyo 134, Japan.

         WHEREAS, Daiichi desires to obtain certain synthetic compounds ("Compounds") from Microcide for use in its drug discovery screening programs; and

         WHEREAS, Microcide desires to provide such Compounds to Daiichi.

         NOW, THEREFORE, in consideration of the recitals and the covenants and conditions set forth in this Agreement, the parties agree as follows.

1. Delivery of Compounds. Microcide will provide to Daiichi [*] Compounds in 96-well microtitre plate format (100 microliters at a concentration of 10 milligrams per milliliter in 100% DMSO) at a mutually acceptable date which is not expected to be later than June 30, 1997. Microcide will also provide structure and source files (SD files), and a description of plate well locations. Microcide will subsequently provide, in shipments of [*] Compounds each, the following supplies of synthetic compounds in dry powder format:

        [*] Compounds - 10-15 mg each
        [*] Compounds - 5 mg each

The last shipment of the supplies of synthetic compounds in dry powder format is expected to be made prior to December 31, 1997. Microcide will use its best efforts to provide SD files and description of plate well locations and to carry out the weighing and labeling of the Compounds hereunder.

2. Purchase Price and Costs. In consideration for the delivery of the Compounds, Daiichi will pay to Microcide [*] within 30 days of receiving the [*] Compounds in microtiter plates and a further [*] within 30 days of receiving each shipment of [*] Compounds in dry powder format. These payments would be net of payments for withholding taxes, if any, and fulfillment of any withholding tax obligations would be the sole responsibility of Daiichi. Daiichi will reimburse Microcide for its labor and material costs incurred in weighing out the compounds, labeling the containers and packaging for shipment, as well as for the actual shipping costs related to the delivery of the compounds, including any customs duties that might arise. Microcide shall keep true and accurate written records of such costs and shall invoice Daiichi for the entire amount of such costs after the delivery of the last supplies of synthetic compounds in dry powder format. Daiichi shall pay Microcide within 30 days after receiving the invoice. Any payments to Microcide under this agreement shall be made to the designated bank account of Microcide by bank wire transfer.

--------
*Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.
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3.       No Warranties; Limitation of Liability

         3.1 No Warranties. Daiichi acknowledges that the Compounds are being provided "as-is", without warranty of any kind, including but not limited to no warranty of merchantability or fitness for a particular program, and no warranty of non-infringement with respect to the patent or other intellectual property rights of third parties.

         3.2 Limitation of Liability. In no event shall either party be liable to the other party for any lost profits or revenues or any special consequential or incidental damages under any theory of liability.

4.       Miscellaneous.

         4.1 Disclosure of Agreement. Recognizing that Microcide is subject to certain disclosure obligations as a publicly traded company, Microcide will have the right to issue a press release, in form and substance similar to Exhibit A, upon the execution of this Agreement.

         4.2 Indemnification. Daiichi hereby agrees to indemnify, protect, defend and hold Microcide harmless from all claims, suits or actions, damages, judgments, costs, expenses, including attorney's fees which may be sustained by reason of Daiichi's screening and use of the Compounds, except to the extent that such liabilities are caused by negligence, recklessness or intentional misconduct of Microcide.

         4.3 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, with the venue for any action or dispute being the Northern District of California.

         IN WITNESS WHEREOF, Microcide and Daiichi have caused this Agreement to be signed by their duly authorized respective officers as of the date written above.


                                    MICROCIDE PHARMACEUTICALS, INC.

                                    By:     /S/  James E. Rurka
                                            -------------------------------
                                            President & CEO
                                            June 13, 1997


                                    DAIICHI PHARMACEUTICAL CO., LTD.

                                    By:     /S/  Tadashi Horiuchi
                                            -------------------------------
                                            General Manager, Basic Technology
                                            Research Laboratory
                                            June 25, 1997


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                                    Exhibit A

                              Form of Press Release

MICROCIDE ANNOUNCES AGREEMENT TO PROVIDE SYNTHETIC COMPOUNDS TO DAIICHI

Mountain View, CA (DATE, 1997) -- Microcide Pharmaceuticals, Inc. (Nasdaq: MCDE) today announced the signing of an agreement with Daiichi Pharmaceutical Co., Ltd. whereby Microcide will provide Daiichi with a subset of its synthetic molecular diversity collection for use in Daiichi's drug discovery screening programs in consideration for $1.5 million. Delivery of the compounds and receipt of the associated payments are expected to occur during the remainder of 1997.

Since 1994, Microcide has been building a molecular diversity collection, for use in its partnered and unpartnered drug discovery programs. This collection, which strives for optimal structural diversity, includes extracts from natural product sources as well as synthetic molecules acquired only after careful structural analysis. Currently in excess of 140,000 samples, Microcide intends to continue to systematically grow this collection in the future.

In November 1995, Microcide and Daiichi entered into a multi-year collaboration to discover and develop bacterial efflux pump inhibitors to be used in combination with Daiichi's quinolone antibiotics to target Gram-negative bacteria, including pseudomonas.

Microcide is a biopharmaceutical company founded to discover, develop and commercialize novel antibiotics for the treatment of serious bacterial infections. The Company's discovery and development programs address the growing problem of bacterial drug resistance through two principal themes: (i) Targeted Antibiotics, which focuses on developing novel antibiotics and antibiotic potentiators to directly address existing bacterial resistance problems, and
(ii) Targeted Genomics, which utilizes bacterial genetics to discover new classes of antibiotics and other novel treatments for bacterial disease. Microcide has also extended its functional genomics technology platform into a program designed to discover improved systemic antifungal agents.

The statements in this press release that are related to Microcide's expanding its sample collection, providing a portion of this library to Daiichi and the receipt of payment therefrom are forward-looking statements based upon current expectations. Such forward-looking statements involve risks and uncertainties including without limitation, the risks that the compounds will be successfully delivered to Daiichi in the time frames discussed and in return for the compensation discussed, the continuation of Microcide's collaboration with Daiichi, and the other risks and uncertainties set forth in Microcide's Form 10-K dated March 31, 1997. Actual results and timing of certain events could differ materially from those indicated in the forward-looking statements as a result of these and other factors.